EXHIBIT 99.1

AGREEMENT AND RELEASE

In November 2001, New Century Equity Holdings Corp. (the “Company”) entered into an Amended and Restated Employment Agreement (“Employment Agreement”) with the Company’s Chairman and Chief Executive Officer, Parris H. Holmes, Jr. (“Mr. Holmes”). As part of the Employment Agreement, the Company entered into a Split-Dollar Life Insurance Agreement (“Insurance Agreement”) with a trust beneficially owned by Mr. Holmes pursuant to which the Company pays the annual insurance premium of $172,000. The underlying life insurance policy (New York Life policy number 46731037) has a face value of $4.5 million and requires remaining annual premium payments through March 2012 (total of nine (9) remaining payments). The remaining premium payments due under the policy total $1,548,000.

Mr. Holmes and the Company have agreed, hereby, to amend the Employment Agreement and terminate the provisions of the Employment Agreement related to the Insurance Agreement in exchange for payments by the Company to, and on behalf of, Mr. Holmes totaling $699,391 in cash. Accordingly, the Company hereby assigns to Mr. Holmes, and Mr. Holmes hereby assumes, all future obligations and benefits related to the Insurance Agreement. Mr. Holmes hereby releases and discharges the Company from any further obligation to provide or fund any life insurance for the benefit of Mr. Holmes, including the Insurance Agreement. Except as specifically set forth herein, the remaining provisions of the Employment Agreement remain in full force and effect.

Dated December 19, 2003 by:

/s/ PARRIS H. HOLMES JR.
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Parris H. Holmes, Jr.

/s/ DAVID P. TUSA
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New Century Equity Holdings Corp.